SCHWARTZ LEVITSKY FELDMAN LLP
CHARTERED ACCOUNTANTS
TORONTO, MONTREAL, OTTAWA

                                                                             SLF


                    CONSENT OF SCHWARTZ LEVITSKY FELDMAN LLP

The undersigned, Schwartz Levitsky Feldman llp, hereby consents to the use of our name and the use of our opinion dated November 26, 2004 on the consolidated financial statements of UCS Fomento Comercial S.A. for the years ended December 31, 2003 and 2002 and to the use of our name and the use of our opinion dated January 6, 2005 on the financial statements of UCS Financial Inc. for the period from November 30, 2004 (date of inception) through December 5, 2004 included in the registration statement being filed by UCS Financial Inc.


Toronto, Ontario, Canada                       /s/ Schwartz Levitsky Feldman llp
January 18, 2005                               Chartered Accountants